EXHIBIT 99.1
Winland Electronics Inc.
Third Quarter 2005 Earnings Conference Call
October 20, 2005
Operator: Good afternoon ladies and gentlemen. My name is Rahim (sp?) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Winland Electronics Third Quarter 2005 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key.
     It is now my pleasure to turn the floor over to your host Cameron Donahue of Hayden Communications. Mr. Donahue you may begin your conference.
Cameron Donahue: Thank you and good afternoon. We’d like to thank everyone for joining us today for Winland Electronics Fiscal 2005 Third Quarter Earnings Conference Call. Our call today will be hosted by Lorin Krueger, Chief Executive Officer, and Jennifer Thompson, Winland’s Chief Financial Officer. Following management’s discussions there’ll be a formal Q&A session open to the participants on the call.
     Before we get started I’m going to review the Safe Harbor Statement. Statements in this conference call that are not description of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Some statements, including, but not limited to, expectations about future operating results involve a number of risks and uncertainties, such as competitive factors, technological development, market demand, and the company’s ability to obtain new contracts and accurately estimate net revenues to variabilities in size, scope and duration of products and internal issues which may arise with any of the company’s customers. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. As a result, actual results may differ materially from any financial outlook stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s reports on file Form 10-K and 10-Q filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov.
     With that out of the way, I’d like to congratulate management on another profitable quarter, the company’s 15th consecutive profitable quarter and turn the call over to Mr. Lorin Krueger. Lorin?
Lorin Krueger: Thank you Cameron and good afternoon everyone. In the third quarter we continue to make progress on our goals to grow the business to profitability. With the closing of the third quarter, we posted our 15th consecutive profitable quarter. Our ongoing efforts, utilizing our technical and marketing capabilities that we have built over the past several years and we have been able to achieve another record quarter for Winland in the terms of revenue.

     I want to thank the entire Winland team for their hard work and our customers for their confidence and business.
     First I’m going to ask Jennifer Thompson, our Chief Financial Officer, to provide an overview of our financial results for the third quarter; the period ended September 30, 2005. Then I’ll conclude with some of my thoughts and observations about the quarter and the rest of the year as well as our ongoing efforts. Jennifer?
Jennifer Thompson: Thanks Lorin. Winland reported record revenues for the third quarter of $7.4 million, an increase of 11.9%, compared to the $6.6 million reported for the third quarter of fiscal 2004. This increase is related to new product line items integrated from original equipment manufacturer customers or OEM, during the last 12 months.
     Gross profit for the quarter was 1.7 million, or 23% of sales, an increase of 10.7%, compared to the 1.5 million or 23.2% of sales reported for the third quarter one year ago.
     Total operating expenses increased 11.6% for the third quarter to 965,872 compared to the $865,149 for the third quarter of last year. More specifically, sales and marketing expense, which includes project management, was 321,205 or 4.3% of net sales, compared to 315,789 or 4.8% of net sales for the third quarter of 2004. As a percent of sales, these expenses were down compared to the second quarter and year-ago quarter, demonstrating the leverage our business model provides.
     Research and development expense, primarily design services and support to the OEM customer base, as well as redesign of our own proprietary products, was 211,994 or 2.9% of sales, compared to 151,753 or 2.3% of sales for the third quarter of last year.
     General and administrative expenses were 432,673 or 5.8% of sales, compared to G&A expenses of 397,607 or 6% of sales for the third quarter last year. Operating income increased 9.6% to 733,401 for the third quarter, compared to the 669,247 reported for the third quarter of last year.
     Net income increased 15.9% to 436,832 or $0.12 per basic and fully diluted share, from 376,954 or $0.11 per basic and fully diluted share in the third quarter of 2004. This was based on 3.7 fully diluted shares in the calculation, compared to 3.5 million for the same period last year. Our effective tax rate was 39%.
     For the first nine months of fiscal 2005 revenues were 21.5 million, an increase of 22.2%, compared to the 17.6 million reported for the first nine months of fiscal 2004. Gross profit for the nine-month period was 5.3 million or 24.5% of sales, an increase of 34%, compared to the 3.9 million or 22.3% of sales reported for the first nine months of fiscal 2004.
     Total operating expenses increased 9.6% for the first nine months of fiscal 2005 or an increase of less than half the rate of our revenue growth to 3 million, compared to the 2.7 million for the first nine months of fiscal 2004. This is indicative of our continued commitment to controlling expenses.
     Operating income increased 90% to 2.3 million for the first nine months of fiscal 2005, compared to the 1.2 million for the first nine months of fiscal 2004. Net income increased 104.4% to 1.4 million or $0.39 per basic and $0.38 per fully diluted share from 674,344 or $0.20 per basic and $0.19 per fully diluted share in the first nine months of fiscal 2004.
     Fully diluted weighted average common shares were 3.6 million for the nine-month period compared to 3.5 million for the same period last year.
     Turning to the balance sheet, shareholders’ equity increased 22.5% to 8.4 million as of September 30th, 2005, up from 6.8 million on December 31st, 2004. We reported 1 million in cash, up 122%, compared to the 457,000 reported on December 31st, 2004, and completed the quarter with a current ratio of 2.48:1.
     At this time I would like to turn the call over to Lorin Krueger, our CEO, to provide an outlook of the company’s competitive position.
Lorin Krueger: Thank you Jennifer and again I’d like to thank everyone who has joined the call today.
     As I’ve discussed on the last few calls, and I’m sure most of you know, our electronic manufacturing services, EMS business, remains highly competitive and full of challenges. To report a 15th consecutive profitable quarter in this industry is an accomplishment; a testimony to the hard work and execution by the Winland team. It also establishes that we have a business model, which has proven to be adaptable to the business environment and is capable of producing results.
     In the third quarter we announced the signing of two long-term agreements with new customers. Our first contract was a two-year contract with Cardiac Science in which we will build printed circuit board assemblies for Cardiac Science’s new hospital defibrillator and it’s automated external defibrillator training device. Our initial purchase order was for $1.8 million and we’ve already shipped over $600,000 in products with the balance of this initial order scheduled through early 2006.
     The second contract was with a commercial industrial company, which we received an initial purchase order of $4.5 million. The purchase order is for delivery between now and May of 2006. We are also prototyping new assemblies for this customer that offer additional opportunities in 2006.
     We’ve also received a $5.8 million order extension from Select Comfort in the third quarter. This new business and order addition was augmented further in the third quarter with the beginning of the manufacturing and shipping of our new EnviroAlert 200 and EnviroAlert 400 products, additions to our proprietary critical environment sensors that we sell to the electronic security market.
     Winland’s value proposition remains compelling. We’re a company skilled at product realization, helping customers to navigate from product concept to product development to product manufacturing. I’m particularly pleased with our demonstrated ability to win medical device projects, such as Cardiac Science, as well as closed orders and agreements on projects of high complexity. Both of these areas are key to our future and growth.

     As I’ve discussed in the last several calls, we’re focused on two key areas; cash velocity and lien. As margins continue to be pressured from global competition at excess worldwide capacity, we need to be continually mindful of our cost of production and work to build on our efficiencies, company wide. Lien is a mindset of working to make certain every effort we do adds value to the product and services we offer to our customers. Cash velocity makes certain we have our cash working hard for us and not tied up in any one area.
     As we’ve previously discussed, our master supply contract with Select Comfort expires in August of 2006. We have recently received notice from Select Comfort that the contract and its existing terms will not be renewed. The notice also stated they strongly value the partnership with Winland and they have confidence that the relationship will continue at a redefined level. We are continuing with our discussions with Select Comfort to reach a new agreement on terms beneficial to both companies.
     Going forward we’ll also begin to expand our efforts on proprietary products, both in our critical environmental sensors that we sell to the electronic security market, and evaluate other markets we feel we may have competitive advantage in. We are always looking for ways to further leverage our manufacturing and engineering capabilities that will build on our success going forward.
     We continue to look at accretive acquisition candidates as a means to add to our internal growth and expand and diversify our revenue, explore opportunities which will help us further utilize our capacity, improve our internal technical capability, and fulfill strategic objectives. To date, we have not found an appropriate situation, but we continue to investigate opportunities which will be accretive to earnings and improve our company.
     Again, on behalf of the board and the management team, I want to thank the entire Winland team. I would like to thank you, our shareholders, for your patience and support as we work to build our company.
     At this time I’m happy to answer any questions you may have.
Operator: Thank you. As a reminder, to ask any questions at this time, please press star, then one on your telephone keypad.
     First question is coming from Ralph Torborg.
Ralph Torborg: Hi. I’ve been a shareholder for a long time and I don’t know whether you can expound on this, but the question that I have is, the stock price yesterday and this morning rose like a rocket and then today, the rest of the day, it fell like a stone. Can you give any reason for that? I see maybe Select Comfort may have had some bearing on that. That’s the only thing that comes to my mind. Have you got anything you can add?
Lorin Krueger: Ralph I’m as frustrated as anybody watching that today. I went into a meeting with our employees to talk with them and congratulate them and thank them for their hard work, and the stock was over $5, then I came back from that meeting and punched it up on the screen and it fell like a rock. It’s just frustrating. The thing that we can do as a company is we can build shareholder equity and we can deliver revenue and earnings and I think we’re doing that. I think the micro cap market has some volatility. We work very hard on trying to keep investors informed, advised to what we’re doing, both positive and negative and I just, I get frustrated as you are. I have no logical explanation for it all.
Ralph Torborg: OK. Thank you very much Lorin Krueger.
Lorin Krueger: Thank you.
Ralph Torborg: I appreciate that.
Operator: Thank you. The next question is coming from Robert Behr of Moloney Securities.
Lorin Krueger: Hi, Bob.
Robert Behr: Hey, Lorin. Congratulations on another stellar quarter. I just had a couple of questions. I was wondering about the margins in the September quarter versus the June quarter because you had, your sales were about $300,000 higher this quarter and your EPS number was about 25% lower than it was in the June quarter, and I just wondered what was the story there?
Lorin Krueger: Okay, well first of all, as we’ve been talking, there’s margin pressure out there and it all, the last quarter we had just a great mix of different products, different customers taking product. That can impact it some. The other thing in the third quarter, we introduced, and we have been working on bringing in these new customers, the new contract $4.5 million, the bringing in of the Cardiac Science, the launch of our two new proprietary products. As you saw, and we discussed over a year ago in the second quarter, when we do that we’re not very efficient at times. And so there were extra expenses in the startup of those particular projects. So, that will cause the margin to be pressured in a particular time when we have a lot of new accounts and new product activity. So, I guess, you know, we work on that.
     Jennifer you had an idea, thought on that too?
Jennifer Thompson: One of the other things that, in August we passed along a price decrease in some of the Select Comfort products and that’s showing its effect as well, Bob.
Robert Behr: I see.
Lorin Krueger: So we, you know, we’re working hard with our customers to make them more competitive and at the same time bringing in new clients. So, all those things add up.
Robert Behr: Sure. What about backlog? Did you disclose or what was the backlog at the end of the quarter?
Lorin Krueger: Sure. Jennifer, you have that number handy.
Jennifer Thompson: I do. Our backlog at September 30th was just under 17.5 million.
Robert Behr: Okay. That’s a great number.

Jennifer Thompson:Yes it is.
Robert Behr: How does that typically translate into revenue for the ensuing quarter?
Jennifer Thompson: This is going to take us out several months. It’s going to take us out into 2006. I can’t, off hand, tell you what it’s going to mean for the quarter.
Robert Behr: Okay. Now I’m wondering about this new agreement with Select Comfort. When do you expect that to be in place? Is that fairly soon or.
Lorin Krueger: Well, we’re continuing to work with Select Comfort. We have until August of 2006 and I think there’s some due process going on as they’re trying to evaluate what their direction is. I don’t have a firm date out there, Bob, but we’ll let everybody know as soon as we have that, believe me.
Robert Behr: And the additional $5.8 million order doesn’t that tend to imply that they have significant confidence in you, I’m sure?
Lorin Krueger: Well, yes. And the statement that I read with the, in my script here, came directly from a communication we received from Select Comfort.
Robert Behr: Yeah. And then I was going to ask you, what percent of your business is with them now? Has it decreased at all or is it still...?
Lorin Krueger: Jennifer is looking up that percentage right now.
Jennifer Thompson: Actually it was 54% for the three months ended September 30th, 2005 compared to 57% a year ago, and for the nine months ended we’re looking at 55% and 59% respectively for 2005/2004. So, it is decreasing.
Robert Behr:Right. Okay All right, well thanks a lot, that’s all I have.
Lorin Krueger: Thank you.
Robert Behr: Okay.
Operator: Thank you. The next question is coming from Larry Brookes with Moloney Securities.
Lorin Krueger: Hello Larry.
Larry Brookes: Hi, good afternoon. Good afternoon, Lorin. It seems like the big key is, as everyone knows, is the Select Comfort and what we can look for in the future there. Are they clearly putting pressure where you’re thinking about maybe starting a foreign operation? I mean, is that something that would make sense or would it make sense to just say okay, if it’s too competitive just to kind of move on? I mean, what, what are your long-range plans at this point?
Lorin Krueger: Well I think, Larry, as a contract manufacturer you have to constantly look at lower cost points of production as a good option, so we discussed that, our strategy group is reviewing that and we’re looking at what might be a good alternative for us to be able to move customers along into as they mature with us. And, or we would need to attract or have the opportunity to attract, a customer that we need to be even more competitive on. But as of this time we don’t have firm plans or stakes in the ground to open up any type of foreign operation.
Larry Brookes: I imagine, even if you did, there would be some lag factor. I mean, it’s not like we can set up a facility in Mexico and boom here we go. I imagine it would be several months or several quarters or even longer to get the thing running, to get the personnel and all that stuff?
Lorin Krueger: Exactly. It’s not a thing you do overnight and, as you know, in the last several years we’ve been just working to rebuild our company and our balance sheet, get the sales and marketing going here domestically. So we’ve been very focused on the domestic operations, and, you know, we haven’t taken a lot of time or invested a lot of money in hiring a person, which you would need to help run a foreign operation. So, that’s not been a top priority in the past five years.
Larry Brookes: Now in the past or maybe last quarter, 90% of your business was EMS, 10% proprietary. Is that, in this present quarter, is that still somewhat the mix?
Jennifer Thompson: For this quarter it’s just under 10%. It’s about 715,000 represents proprietary versus the 7.4 million total.
Larry Brookes: Lorin, about insider selling, clearly you’ve been on a program where you’ve been selling stock, you have a right to do that and I’m sure everyone knows that, but that may be a concern also with, with the stock. I don’t know if that’s as much of a concern as the Select Comfort stuff but what’s your feeling on insider selling? Is your plan to continue, are you done, do you have another two years to go, or what’s the story with that?
Lorin Krueger: Well I think I filed that with an 8-K, Larry, that I did set up a 10B51 program earlier this year and I made investments in the company outside of any kind of founder stock or stock options because I thought the company was a good investment. And, as we all know, we have kids that grow up and go to college and things you’ve got to do. So I did set up the program, sell over some shares over this year, it wasn’t a huge amount. I also spread them out over a long period of time and I was hoping that would show investors I had confidence in the stock rather than just blowing it all out in one big, big lump. So, that’s why you see the month-over-month selling in small little lots like that. You know, I’m taking the good times and the bad times with everybody and I was trying to indicate that I have confidence in the company going forward.
Larry Brookes: Right and I appreciate that. I guess I was just wondering how long will this continue in reference to the 8-Ks, which I have seen? Is this something that could go on for another what period of time?
Lorin Krueger: It was set up to be completed in 2005.
Larry Brookes: I see. Well, I guess the big concern, of course, is Select Comfort. I think that’s, you know, in response to the stock price, I think that’s, from one of the other callers, I think that’s the uncertainty that people are concerned about, at least that could be. But, in any event, keep plugging away and find someone that’s maybe even better than Select Comfort or, you know, I’d suggested before if they’re a concern maybe just have them buy you out. That would be another great idea; that was my idea last quarter. So, just give them a call and let them know but in any event, yeah, keep fighting away and then I appreciate it and thank you.
Lorin Krueger: Okay, thanks Larry. And, again, we’re working on other opportunities. I think you’ll see that with the new agreements we have going forward, that we’re continuing to fill in Select Comfort and they’ve been a good customer. We could have said no to no more orders a while back and said no we don’t want your business to be 50%. We’re going to cancel your orders; we’re not going to take any more. I don’t think the shareholders wanted us to do that either. We had the ability, the capability to manufacture it. We had the capacity to do it, and it’s been good for the company, so.
Larry Brookes: Thank you.
Lorin Krueger: Any other questions?
Operator: Thank you. As a reminder, for any further questions, please press star, then one on your telephone keypad at this time.
     There is a follow-up coming from Ralph Torborg.
Ralph Torborg: I have no questions. I just want to say keep up the good work and congratulations on doing a good job.
Lorin Krueger: Thank you, Ralph.
Operator: There appears to be no further questions.
Lorin Krueger: Okay. Cameron? I guess we’re, Cameron are you there? Well, I guess we’ll wrap up the call today and thank everyone for their participation.
Operator: Thank you. That does conclude today’s conference call. You may now disconnect at this time and enjoy the rest of your day.